EXHIBIT (10)(y)
THIRD AMENDMENT TO
J. ALEXANDER’S CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN
(as amended and restated as of January 1, 1997)
     WHEREAS, effective as of January 1, 1992, Volunteer Capital Corporation (which subsequently changed its name to J. Alexander’s Corporation), a Tennessee corporation (the “Company”), established the Volunteer Capital Corporation Employee Stock Ownership Plan (the “Plan”) to enable its eligible employees to share in the growth and prosperity of the Company; and
     WHEREAS, the name of the Plan was subsequently changed to be J. Alexander’s Corporation Employee Stock Ownership Plan; and
     WHEREAS, the Company restated the Plan, effective January 1, 1997 (the “1997 Restatement”), and has amended the 1997 Restatement twice to make changes required as a result of Federal tax legislation; and
     WHEREAS, the Company desires to amend the 1997 Restatement again (i) to lower the mandatory cash-out limit from $5,000 to $1,000 and (ii) to update the Plan’s claims procedures in accordance with regulations promulgated by the U.S. Department of Labor.
     NOW, THEREFORE, in consideration of the premises, effective as of January 1, 2006 (except for such other dates as may be noted for certain provisions), the Company hereby amends the 1997 Restatement of the Plan in the following respects:
     1. Effective for distributions on or after March 28, 2005, the first paragraph of Section 4.3(b) is amended to provide as follows:
     (b) After termination of employment with Employer and with all Affiliated Companies (other than for disability, normal retirement, early retirement, delayed retirement, or death), but no later than the end of the Plan Year following the Plan Year in which such termination occurs, the Participant shall be entitled to receive a “cash out” of such Participant’s “vested benefit” as determined pursuant to Section 6.8 provided that corporate officers of the Company may receive the cash out referred to in this Section 4.3(b) only if such “vested benefit” is not greater than $10,000. Distribution to a corporate officer of the Company of a vested benefit greater than $10,000 shall occur at the time provided in the last paragraph of this Section 4.3(b). Such cash out of the vested benefit shall not be made in the absence of written consent thereto by the Participant if the vested benefit (as determined pursuant to Section 6.8) is greater than $1,000. If the vested benefit is not greater than $1,000, the Participant shall receive a mandatory distribution of the vested benefit in a lump sum, regardless of whether the Participant consents to such distribution, during the Plan Year following the Plan Year in which termination of employment occurs. For the sole purpose of determining whether the vested benefit is not greater than $1,000 or $10,000, as the case may be, Company Stock in the Participant’s Company Stock Sub-Account shall be valued at its market value on the first trading date of the Plan Year during which the distribution is scheduled to occur. A Participant having a vested benefit of zero shall be deemed to have been cashed out hereunder on the date of his termination of employment. Upon such a deemed payment, the Participant’s nonvested Account balance shall become a Forfeiture upon the date of the cash out. Such Forfeiture shall then be allocated to the Accounts of other Participants as provided in Section 5.2.
     2. Effective for distributions on or after March 28, 2005, Section 6.1(a) is amended to provide as follows:
     (a) Retirement. Distribution shall occur no later than the end of the Plan Year following the Plan Year in which a Participant retires on or after his Early Retirement Date (subject to the right of the Participant as provided in Section 6.1(f) to delay the distribution until his Normal Retirement Date if the value of the vested benefit is greater than $1,000). If a Participant retires on or after his Normal Retirement Date, distribution shall occur no later than the end of the 60-day period after the close of the Plan Year in which the Participant retired regardless of whether the Participant consents to the timing of the distribution.
     3. Effective for distributions on or after March 28, 2005, Section 6.1(b) is amended to provide as follows:
     (b) Death or Disability. Distribution shall occur no later than the end of the Plan Year following the close of the Plan Year in which occurs a Participant’s Disability Benefit Date (subject to the consent requirements of Section 6.1(f)), and distribution shall occur no later than the end of the Plan Year following the close of the Plan Year in which a Participant terminates employment with the Employer (or a Former Participant’s employment with an Affiliated Company) by reason of his death (regardless of whether the Beneficiary consents to the timing of such distribution). If the Participant dies before the date distributions begin, distribution of the Participant’s Account balance must be completed by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant’s death.
     4. Effective for distributions on or after March 28, 2005, Section 6.1(c) is amended to provide as follows
                  (c) Other Termination. If the Participant’s employment with Employer and with all Affiliated Companies is terminated other than for disability, normal retirement, early retirement, delayed retirement or death, distribution shall occur at the time provided in Section 4.3(b) for a “cash out” of such Participant’s benefits, subject to the right of the Participant (as provided in Sections 4.3(b) and 6.1(f)) to delay the distribution until his Normal Retirement Date if the present value of his vested benefit is greater than $1,000.

     5. Effective for distributions on or after March 28, 2005, Section 6.1(f) is amended to provide as follows:
     (f) Option to Delay. Except for a distribution on account of a Participant’s death, no distribution whose value exceeds $1,000 shall be made prior to the Participant’s Normal Retirement Date without the written consent of the Participant.
     3. Effective for distributions on or after March 28, 2005, the last paragraph of Section 6.1 is amended to provide as follows:
     The Plan shall give written notice to a Participant or Beneficiary, eligible for a distribution of benefits pursuant to this Section 6.1. Such notice shall be given to an eligible Participant or Beneficiary no less than 30 days but no more than 90 days prior to the proposed date of distribution. Distribution of such benefits in excess of $1,000 during this period shall comply with the written consent requirement of Section 6.1(f). However, if the distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after such notice provided that the Committee clearly informs the Participant or Beneficiary that he has a right to a period of at least 30 days after receiving such notice to consider the decision of whether or not to elect a distribution and that the Participant or Beneficiary, after receiving such notice, affirmatively elects a distribution.
     4. Section 8.3 is amended to provide as follows:
     8.3 Claims and Review Procedures. The Committee shall establish reasonable procedures concerning the filing of claims for benefits hereunder, and shall administer such procedures uniformly. If a claim is wholly or partially denied, the Committee shall furnish the claimant, within a reasonable period of time, but not later than 90 days after receipt of the claim by the Committee, a notice of such denial (unless the Committee determines that special circumstances require an extension of time for processing the claim), setting forth at least the following information in language calculated to be understood by the claimant:
(a)	the specific reason or reasons for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the claims review procedure in the Plan, including the applicable time limits and the Participant’s right to bring a civil action under ERISA.

     If special circumstances require an extension of time for processing the initial claim, a written notice of the extension, which provides the reason for the extension and the date by which a decision is expected to be rendered, shall be furnished to the Participant before the end of the initial 90 days. In no event shall such extension exceed a period of 90 days after the end of the initial period.
     In the event a claim for benefits is denied, or if the Participant has had no response to such claim within 90 days of its submission (subject to extension as provided above), in which case the claim for benefits shall be deemed to have been denied, the Participant or his duly authorized representative, may request in writing to the Committee a review of such adverse benefit determination. Such written request must be made not more than 60 days following the receipt of written notice of the adverse benefit decision (or 60 days from the date such claim is deemed to be denied). In pursuing such appeal, the Participant or his duly authorized representative:
(a)	shall be permitted to submit written comments, records or other information relating to the claim; and

(b)	shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim (i.e., relied upon in making the benefit determination, or submitted, considered or generated in the course of making the benefit determination).
     The review on appeal of the initial adverse benefit decision shall be conducted by the Committee. The review shall take into account all information submitted by the Participant relating to the claim, regardless of whether such information was submitted or considered in the initial decision. The decision on review shall be made within a reasonable period of time, but not later than 60 days following receipt of the request for review (subject to extension for an additional period of 60 days if required by special circumstances). If an extension of time is required due to special circumstances, the Committee shall notify the Participant in writing, prior to the expiration of the time limit specified in the preceding sentence, of the extension, the special circumstances requiring the extension and the date by which the Committee expects to make the benefit decision. In no event shall such an extension exceed a period of 60 days after the end of the initial period. If the benefit decision or review is not furnished to the Participant within the time limit specified, the claim shall be deemed denied on review.
     The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and shall include the following:
(a)	the specific reason or reasons for the denial;

(b)	specific reference to the pertinent Plan provisions on which the denial was based;

(c)	a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to and copies of all materials and required information relevant to the claim; and

(d)	a statement of the Participant’s right to bring an action under ERISA.
     Any decision by the Committee pursuant to the claims procedure described in this Section 8.3 shall be conclusive and binding on all persons and shall be subject to judicial review only when it is shown by clear and convincing evidence that the Committee acted in an arbitrary and capricious manner.
     IN WITNESS WHEREOF, J. Alexander’s Corporation has caused this Third Amendment to the 1997 Restatement of the Plan to be executed this 26th day of April, 2006, effective as of January 1, 2006 (except for such other dates as may be noted herein) by its duly authorized officers.

J. ALEXANDER’S CORPORATION

By	/s/ J. Michael Moore

Title:	Vice President of Human Resources

ATTEST:

/s/ Ruth Ann Tidwell